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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [X] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                          Malan Realty Investor, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                                                                    NEWS RELEASE
FOR FURTHER INFORMATION:
Michael K. Kaline                      Fred Nachman
Vice President                         Corporate.Technology Communications, Inc.
(248) 644-7110                         (312) 832-9300 ext. 202


FOR IMMEDIATE RELEASE

               MALAN REALTY INVESTORS RESPONDS TO PROXY FILING BY
                           KENSINGTON INVESTMENT GROUP


         BINGHAM FARMS, MICH., MARCH 27, 2000 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today called the recent proxy filing by Kensington Investment Group, Inc. "unfortunate" and "detrimental to the interests of all shareholders." The Malan board of directors reiterated its intent to resist Kensington's efforts to fill the Malan board with its handpicked candidates.

         "With this unfortunate effort, Kensington appears to be commencing a proxy contest that will be detrimental to the interests of all shareholders by disturbing our operations and adding significant costs," said Anthony S. Gramer, president and chief executive officer of Malan Realty Investors. "Management's time and the REIT's money could be put to much better use if we were allowed to continue our course of improving the portfolio and increasing value for all Malan shareholders."

         "Through this action, this minority shareholder is attempting to gain control of the company by nominating persons with little or no apparent operational experience in our industry," Gramer continued. "As we have announced, we spoke with a representative of Kensington several weeks ago and offered to add a sixth director, selected by them, to the


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Malan board. Instead, Kensington rejected this reasonable offer and nominated its own slate for the board."

         "Our shareholders ought to be concerned with the fact that each of these dissident nominees were selected by Kensington. The current board has and will continue to represent the interests of all Malan shareholders and vigorously fight Kensington's actions," Gramer concluded. "The board is committed to work with management, which has over fifty years of experience in all kinds of real estate markets and has delivered solid financial results during the last three years, to enhance value for all shareholders, not a select few."

         Malan Realty Investors, Inc. owns, acquires, redevelops and manages properties that are leased primarily to national and regional retail companies. The company owns a portfolio of 65 properties located in 9 states that contains an aggregate of approximately 6.0 million square feet of GLA. In January 2000, Malan announced funds from operations for 1999 rose 26 percent from 1998 on a 9 percent increase in total revenues.

         News releases for Malan Realty Investors are available through Company News On-Call by fax at (800) 758-5804, ext. 114165, or
http://www.prnewswire.com.

         Kensington's preliminary proxy filings are available on the SEC's Internet site and contain detailed information regarding its participants, their interests in the company and its proposed slate of five directors:
Andrew Miller, Jeffrey Lewis, John P. Kramer, Jill Holup and Paul Gray.

         A definitive proxy statement and form of proxy prepared by the company containing information regarding the nominees for director supported by Malan's board, each participant's interest in the company and information regarding MacKenzie Partners,



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Inc., the company's proxy solicitation firm, will be furnished to shareholders and contemporaneously filed with the SEC. Shareholders are urged to read the proxy statement carefully as it will contain important information about the company and the matters to be voted on at the Annual Meeting of Shareholders. The definitive proxy statement will be available on the SEC's Internet site at http://www.sec.gov. In addition, the company will provide to any requesting shareholder, without charge, a copy of Malan's Annual Report on Form 10-K for the year ended December 31, 1999, as well as additional copies of Malan's Annual Report to Shareholders, definitive proxy statement and form of proxy as soon as the same are available. Requests for any such materials should be directed to MacKenzie Partners, Inc. at their toll free number: (800)-322-2885.

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